ALPHARX, INC.
                             200-168 KONRAD CRESCENT
                        MARKHAM, ONTARIO, CANADA L3R 9T9

                                 October 5, 2004



United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re: AlphaRx, Inc., Registration Statement on Form SB-2, Registration No. 333-118852

Dear Sir or Madam:

         We hereby request acceleration of the effective date of the above-referenced Registration Statement to 9:30 am, Wednesday, October 6, 2004, or as soon as practicable thereafter.

                                   Sincerely,

                                   /s/ Michael Lee
                                   ---------------------------
                                   Michael Lee
                                   Chief Executive Officer